Exhibit 99.1

DREAMWORKS ANIMATION REPORTS
THIRD QUARTER 2013 FINANCIAL RESULTS

Revenue From Feature Film Segment Drives Strong Third Quarter Earnings
________________________________________________________________________

Glendale, California - October 29, 2013 - DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today announced financial results for its third quarter ended September 30, 2013. For the quarter, the Company reported total revenue of $154.5 million, net income of $10.1 million, and earnings per share of $0.12 on a fully diluted basis.

“Strength in our feature film segment is the single largest driver of our positive third quarter earnings,” said Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation. “It also continues to propel new areas of growth for DreamWorks Animation as we have now transitioned into a global, diversified family entertainment company.”

“We are introducing four new reporting segments - feature films, television series and specials, consumer products and all other - to align with the ways in which we operate DreamWorks Animation’s business today,” added Lew Coleman, Chief Financial Officer of DreamWorks Animation. “Our financial reports will now include revenue and gross profit contributions from these segments, which we believe will also serve to provide more detail behind our growth and diversification efforts going forward.”

The feature film segment contributed revenue of $120.7 million and gross profit of $55.4 million to the third quarter.

Turbo, which was released theatrically on July 17, 2013, has reached $82.7 million at the domestic box office and $163.5 million at the international box office for a worldwide gross of $246.2 million to date. Turbo contributed feature film revenue of $6.4 million to the third quarter.

The Croods, which was released theatrically on March 22, 2013, has reached $187 million at the domestic box office and $400 million at the international box office for a worldwide gross of $587 million, making it the sixth highest-grossing film of the year on a global basis. The Croods contributed feature film revenue of $4.0 million to the quarter.

Rise of the Guardians contributed feature film revenue of $42.4 million to the third quarter, primarily from worldwide pay television. The film reached an estimated 4.3 million home entertainment units sold worldwide through the end of the third quarter, net of actual and estimated future returns.

Madagascar 3: Europe’s Most Wanted and Puss In Boots contributed feature film revenues of $10.9 million and $4.8 million to the third quarter, respectively. Madagascar 3 reached an estimated 8.1 million home entertainment units and Puss In Boots reached an estimated 7.5 million home entertainment units sold worldwide through the end of the third quarter, net of actual and estimated future returns.

Library titles contributed feature film revenue of $52.2 million to the third quarter.

The television series and specials segment contributed revenue of $18.2 million and gross profit of $4.2 million to the third quarter, primarily from Classic Media content and DreamWorks Dragons: Riders of Berk on Cartoon Network.

The consumer products segment contributed revenue of $12.0 million and gross profit of $3.0 million to the third quarter, primarily from Turbo and Classic Media.

The segment consisting of all other items contributed revenue of $3.6 million to the third quarter, primarily from AwesomenessTV.

Costs of revenue for the quarter equaled $91.7 million. Selling, general and administrative expenses totaled $47.7 million, including $4.5 million of stock-based compensation expense.

The Company’s income tax expense for the third quarter was $6.9 million. The Company’s combined effective tax rate, its actual tax rate coupled with the effect of its tax sharing agreement with a former stockholder, was 41.7% for the third quarter. The Company currently expects that its full-year 2013 combined effective tax rate will be approximately 27%.

During the third quarter, the Company issued $300 million in senior unsecured notes due 2020 at an interest rate of 6.875%.

The home entertainment releases of both The Croods on October 1, 2013 and Turbo on November 12, 2013 occur in the fourth quarter. The Company’s fourth quarter results are expected to be driven primarily by its feature film segment as well as the distribution of holiday themed content within its television series & specials segment.

Items related to the earnings press release for the third quarter of 2013 will be discussed in more detail on the Company’s earnings conference call later today.

Conference Call Information
DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, October 29, 2013, at 4:30 p.m. (ET). Investors can access the call by dialing (800) 230-1059 in the U.S. and (612) 234-9960 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at ir.dreamworksanimation.com.
A replay of the conference call will be available shortly after the call ends on Tuesday, October 29, 2013. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 302724 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at ir.dreamworksanimation.com.

About DreamWorks Animation
DreamWorks Animation creates high-quality entertainment, including CG animated feature films, television specials and series and live entertainment properties, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by FORTUNE® Magazine for five consecutive years. In 2013, DreamWorks Animation ranks #12 on the list.  All of DreamWorks Animation’s feature films are produced in 3D. The Company has theatrically released a total of 27 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda, How to Train Your Dragon, Puss In Boots, and The Croods.

Contact:
Shannon Olivas
DreamWorks Animation Investor Relations
(818) 695-3658
shannon.olivas@dreamworks.com

dwa-e

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2013	December 31, 2012
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$156,426	$59,246
Trade accounts receivable, net of allowance for doubtful accounts	100,985	109,102
Receivables from distributors, net of allowance for doubtful accounts	215,679	266,185
Film and other inventory costs, net	922,189	820,482
Prepaid expenses	23,987	18,593
Other assets	19,261	14,869
Investments in unconsolidated entities	34,559	9,782
Property, plant and equipment, net of accumulated depreciation and amortization	186,718	188,986
Deferred taxes, net	226,920	238,007
Intangible assets, net of accumulated amortization	152,778	148,234
Goodwill	179,722	71,406
Total assets	$2,219,224	$1,944,892
Liabilities and Equity
Liabilities:
Accounts payable	$5,024	$6,611
Accrued liabilities	234,009	123,886
Payable to former stockholder	262,987	277,632
Deferred revenue and other advances	35,207	25,517
Revolving credit facility	—	165,000
Senior unsecured notes	300,000	—
Total liabilities	837,227	598,646
Commitments and contingencies
Equity:
DreamWorks Animation SKG, Inc. Stockholders' Equity:
Class A common stock, par value $0.01 per share, 350,000,000 shares authorized, 103,079,162 and 102,687,323 shares issued, as of September 30, 2013 and December 31, 2012, respectively	1,031	1,027
Class B common stock, par value $0.01 per share, 150,000,000 shares authorized, 7,838,731 shares issued and outstanding, as of September 30, 2013 and December 31, 2012	78	78
Additional paid-in capital	1,084,412	1,057,452
Accumulated other comprehensive (loss) income	(1,130)	313
Retained earnings	1,055,208	1,017,314
Less: Class A Treasury common stock, at cost, 27,124,426 and 25,661,817 shares, as of September 30, 2013 and December 31, 2012, respectively	(758,734)	(730,568)
Total DreamWorks Animation SKG, Inc. stockholders’ equity	1,380,865	1,345,616
Non-controlling interests	1,132	630
Total equity	1,381,997	1,346,246
Total liabilities and equity	$2,219,224	$1,944,892

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in thousands, except per share amounts)
Revenues	$154,549	$186,298	$502,633	$485,185
Costs of revenues	91,697	113,961	310,494	324,708
Gross profit	62,852	72,337	192,139	160,477
Product development	455	1,258	2,487	3,732
Selling, general and administrative expenses	47,746	36,497	140,246	94,778
Other operating income related to Oriental DreamWorks contributions	(3,333)	—	(6,192)	—
Operating income	17,984	34,582	55,598	61,967

Non-operating income (expense):
Interest (expense) income, net	(769)	(87)	871	1,097
Other income, net	2,847	2,831	4,889	6,673
(Increase) decrease in income tax benefit payable to former stockholder	(283)	1,369	(1,352)	1,761
Income before loss from equity method investees and income taxes	19,779	38,695	60,006	71,498

Loss from equity method investees	2,781	—	4,110	—
Income before income taxes	16,998	38,695	55,896	71,498
Provision for income taxes	6,919	14,255	17,455	25,212
Net income	10,079	24,440	38,441	46,286
Less: Net income attributable to non-controlling interests	15	—	547	—
Net income attributable to DreamWorks Animation SKG, Inc.	$10,064	$24,440	$37,894	$46,286

Net income per share of common stock attributable to DreamWorks Animation SKG, Inc.
Basic net income per share	$0.12	$0.29	$0.45	$0.55
Diluted net income per share	$0.12	$0.29	$0.45	$0.54
Shares used in computing net income per share
Basic	83,631	84,248	83,939	84,104
Diluted	85,353	85,293	85,041	85,049

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
	2013	2012
	(in thousands)
Operating activities
Net income	$38,441	$46,286
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and write-off of film and other inventory costs	254,489	267,099
Amortization of intangible assets	7,341	548
Stock-based compensation expense	14,483	13,692
Amortization of deferred financing costs	182	1,669
Depreciation and amortization	3,420	2,970
Revenue earned against deferred revenue and other advances	(71,489)	(58,781)
Income related to Oriental DreamWorks contributions	(14,033)	—
Loss from equity method investees	4,110	—
Deferred taxes, net	15,372	24,545
Changes in operating assets and liabilities, net of the effects of acquisitions:
Trade accounts receivable	878	(5,565)
Receivables from distributors	50,507	33,143
Film and other inventory costs	(323,967)	(348,260)
Intangible assets	1,015	—
Prepaid expenses and other assets	(6,587)	(6,539)
Accounts payable and accrued liabilities	11,269	4,681
Payable to former stockholder	(14,645)	(15,961)
Income taxes payable/receivable, net	3,115	1,891
Deferred revenue and other advances	96,538	77,735
Net cash provided by operating activities	70,439	39,153
Investing activities
Purchase of non-marketable securities	—	(150)
Investments in unconsolidated entities	(14,720)	(3,000)
Purchases of property, plant and equipment	(26,669)	(53,266)
Acquisitions, net of cash acquired	(30,093)	(157,550)
Net cash used in investing activities	(71,482)	(213,966)
Financing activities
Excess tax benefits from employee equity awards	—	(428)
Deferred financing costs	(7,718)	(4,865)
Purchase of treasury stock	(28,170)	(4,725)
Borrowings from revolving credit facility	68,000	200,000
Repayments of borrowings from revolving credit facility	(233,000)	—
Borrowings from senior unsecured notes	300,000	—
Net cash provided by financing activities	99,112	189,982
Effect of exchange rate changes on cash and cash equivalents	(889)	(557)
Increase in cash and cash equivalents	97,180	14,612
Cash and cash equivalents at beginning of period	59,246	116,093
Cash and cash equivalents at end of period	$156,426	$130,705

Non-cash investing activities:
Intellectual property and technology licenses granted in exchange for equity interest	$12,007	$1,780
Services provided in exchange for equity interest	2,026	—
Total non-cash investing activities	$14,033	$1,780

Supplemental disclosure of cash flow information:
Cash (refunded) paid during the period for income taxes, net	$(1,182)	$1,041
Cash paid during the period for interest, net of amounts capitalized	$—	$5,819